                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)

                                       OF

                          ROLLINS TRUCK LEASING CORP.
                                       AT

                              $13.00 NET PER SHARE

                                       BY

                          SUN ACQUISITION CORPORATION

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                         PENSKE TRUCK LEASING CO., L.P.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME,ON WEDNESDAY, FEBRUARY 21, 2001, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE (THE "COMMON STOCK"), TOGETHER WITH THE ASSOCIATED RIGHTS (THE "RIGHTS" AND, COLLECTIVELY WITH THE COMMON STOCK, THE "SHARES"), OF ROLLINS TRUCK LEASING CORP., REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE CONSUMMATION OF THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE SECTION 13.

     THE OFFER IS BEING MADE UNDER AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JANUARY 15, 2001 (THE "MERGER AGREEMENT"), BY AND AMONG PENSKE TRUCK LEASING CO., L.P., SUN ACQUISITION CORPORATION AND ROLLINS TRUCK LEASING CORP. THE BOARD OF DIRECTORS OF ROLLINS TRUCK LEASING CORP., BY UNANIMOUS VOTE AT A MEETING HELD ON JANUARY 15, 2001, DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR, ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF ROLLINS TRUCK LEASING CORP., AND UNANIMOUSLY APPROVED THE OFFER, THE MERGER, THE MERGER AGREEMENT (EACH AS DEFINED IN THIS OFFER TO PURCHASE) AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD OF DIRECTORS OF ROLLINS TRUCK LEASING CORP. UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

     If you wish to tender all or any portion of your Shares, you should:

     - complete and sign the Letter of Transmittal or a facsimile of the letter in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with your certificate(s) for the tendered Shares and any other required documents to the Depositary named in this Offer to Purchase;

     - follow the procedures for book-entry tender of Shares described in
       Section 3 of this Offer to Purchase; or

     - request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

     The Rights are currently evidenced by the certificates for the Common Stock and a tender of your Shares will also constitute a tender of the associated Rights. Unless the context otherwise requires, all references to Shares in this Offer to Purchase include the associated Rights. If you wish to tender Shares and the certificates for your Shares are not immediately available, or if you cannot comply with the procedure for book-entry transfer on a timely basis, you may tender your Shares by following the procedures for guaranteed delivery described in Section 3 of this Offer to Purchase. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender Shares so registered.

     You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers provided on the back cover of this Offer to Purchase. You may direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials to the Information Agent or the Dealer Manager.

                      The Dealer Manager for the Offer is:

                          [GEORGESON SHAREHOLDER LOGO]

January 24, 2001

                               SUMMARY TERM SHEET

     This summary highlights important information from this Offer to Purchase but does not purport to be complete. To fully understand the offer described in this document and for a more complete description of the terms of the offer, you should read carefully this entire Offer to Purchase and the Letter of Transmittal, which together, as they may be amended and supplemented, constitute the "Offer." We have included section references to direct you to a more complete description of the topics contained in this summary.

-    WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Sun Acquisition Corporation. We are a Delaware corporation and an indirect wholly owned subsidiary of Penske Truck Leasing Co., L.P. formed for the purpose of making this tender offer for all of the outstanding Shares. See
Section 9 of this Offer to Purchase for more information about us and Penske Truck Leasing Co., L.P.

-    WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to buy all of the outstanding shares of common stock of Rollins Truck Leasing Corp., including the associated Rights, which we refer to collectively in this document as the "Shares." See the Introduction and Section 1 of this Offer to Purchase for more information about the terms of the Offer, and Section 13 of this Offer to Purchase for more information about the conditions to which the Offer is subject.

-    HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES AND WHAT IS THE FORM OF
     PAYMENT?

     We are offering to pay $13.00 in cash for each Share of Rollins Truck Leasing Corp. See the Introduction and Section 1 of this Offer to Purchase for more information about the terms of the Offer.

-    DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

     Yes. Penske Truck Leasing Co., L.P., our parent, will be financing the Offer described in this document with funds provided by its limited partner, General Electric Credit Corporation of Tennessee, and its general partner, Penske Truck Leasing Corporation, and by the parent of General Electric Credit Corporation of Tennessee, General Electric Capital Corporation. Our obligation to purchase Shares under the Offer is not conditioned on any financing arrangements or subject to any financing condition. See Section 12 of this Offer to Purchase for more information about how Penske Truck Leasing Co., L.P. will finance the Offer.

- ARE YOUR FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

     No. Because the Offer is for cash and is not subject to any financing condition, neither our nor Penske Truck Leasing Co., L.P.'s financial results should be relevant to your decision whether to tender your Shares in the Offer.

-    HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING
     PERIOD?

     You may tender your Shares into the Offer until 12:00 Midnight, New York City time, on Wednesday, February 21, 2001, which is the scheduled expiration date of the Offer, unless we decide to extend the offering period or provide a subsequent offering period. See Sections 1 and 3 of this Offer to Purchase for more information about tendering your Shares.

-    CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     Yes, we can elect to extend the Offer past Wednesday, February 21, 2001 (1) if any of the conditions to our obligations to accept for payment and pay for the Shares has not been satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to the Offer or any period required by applicable law or
(3) for a period not longer than 2 business days at any one time and not longer than 10 business days in total, if a number of Shares representing more than 80% but less than 90% of the total number of outstanding Shares shall have then been validly tendered and not withdrawn. See Section 1 of this Offer to Purchase for more information about extension of the Offer.

-    HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     We will announce by press release any extension of the Offer no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. See Section 1 of this Offer to Purchase for more information about extension of the Offer.

-    WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     Following the satisfaction or waiver of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, we may elect to provide a subsequent offering period for up to 20 business days if less than 90% of the outstanding Shares were tendered and not withdrawn, although we currently have no intention to do so. If we decide to provide a subsequent offering period, we will publicly disclose our intentions by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the expiration date of the initial offering period. Any such press release will state the approximate number of Shares tendered to date. See Section 1 of this Offer to Purchase for more information about a possible subsequent offering period.

-    WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The Offer is conditioned upon, among other things, at least a majority of the total number of outstanding Shares (on a fully diluted basis) being validly tendered and not withdrawn, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and at all times prior to consummation of the Offer the Company's tangible net equity being equal to or greater than $321 million. The Offer is also subject to other conditions. See Section 13 of this Offer to Purchase for more information on the conditions to which the Offer is subject.

-    HOW DO I TENDER MY SHARES?

     If you hold the certificates for your Shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker or other nominee holds your Shares for you in nominee or "street" name, you must instruct your broker or other nominee to tender your Shares on your behalf. In any case, the Depositary must receive all required documents before 12:00 Midnight, New York City time, on Wednesday, February 21, 2001, which is the expiration date of the Offer, unless we decide to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in Section 3 of this Offer to Purchase. See Section 3 of this Offer to Purchase for more information on the procedures for tendering your Shares.

-    UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You may withdraw the tender of your Shares at any time before the expiration date of the offering period, including any extensions. There will, however, be no withdrawal rights for Shares tendered during any subsequent offering period. See Section 4 of this Offer to Purchase for more information on withdrawing your previously tendered Shares.

-    HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You (or your broker or other nominee if your Shares are held in nominee or "street" name), must notify the Depositary at the address and telephone number listed on the back cover of this Offer to Purchase, and this notice must include your name, the name in which the tendered Shares are registered and the number of Shares to be withdrawn. See Section 4 of this Offer to Purchase for more information about the procedures for withdrawing your previously tendered Shares.

-   WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

     THE BOARD OF DIRECTORS OF ROLLINS TRUCK LEASING CORP., BY UNANIMOUS VOTE AT A MEETING HELD ON JANUARY 15, 2001, DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR, ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF ROLLINS TRUCK LEASING CORP., AND UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ROLLINS TRUCK LEASING CORP. STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. SEE THE INTRODUCTION AND SECTION 10 OF THIS OFFER TO PURCHASE FOR MORE INFORMATION ON YOUR BOARD OF DIRECTORS' ACTIONS REGARDING THE MERGER AGREEMENT.

- IF YOU CONSUMMATE THE OFFER, WHAT ARE YOUR PLANS WITH RESPECT TO SHARES THAT ARE NOT TENDERED IN THE OFFER?

     If we purchase at least a majority of the Shares in the Offer, we intend to cause a merger to occur between ourselves and Rollins Truck Leasing Corp. in which stockholders who have not previously tendered their Shares will receive the same consideration paid in the Offer, subject to their right under Delaware law to dissent and demand the fair cash value of their Shares. If a majority of the Shares are not tendered to us in the Offer, we do not currently intend to, and cannot, without the Company's consent, acquire any Shares. See Section 11 of this Offer to Purchase about our plans following our purchase of Shares in the Offer with respect to Shares not tendered in the Offer.

-   IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     Our purchase of the Shares will reduce the number of the Shares that might otherwise trade publicly and will reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The Shares may also cease to be traded on the New York Stock Exchange and the Pacific Stock Exchange. Also, Rollins Truck Leasing Corp. may cease being required to comply with the SEC's filing requirements and other rules relating to publicly held companies. See Section 7 of this Offer to Purchase for more information about the effect of the Offer on your Shares.

-   WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On January 12, 2001, the last full trading day before the public announcement of the Offer and the Merger, the reported closing price of the Common Stock on the New York Stock Exchange was $8 7/16 per Share. On January 23, 2001, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of the Common Stock on the New York Stock Exchange was $12 7/8 per Share. You should obtain a recent market quotation for your Shares in deciding whether to tender them. See Section 6 of this Offer to Purchase for recent high and low sales prices for the Shares.

-   WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

     Stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by us under the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee under the Offer. See Section 3 of this Offer to Purchase. Stockholders who hold their Shares through a broker or other nominee should check with their nominee as to whether they charge any service fees.

-   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     If you have any questions, you can call the Information Agent, Corporate Investor Communications, Inc. at (888) 682-7239 (toll free) or the Dealer Manager, Georgeson Shareholder Securities Corporation at (800) 445-1790 (toll free). See the back cover of this Offer to Purchase for more information.

                               TABLE OF CONTENTS

SECTION                                                                 PAGE
-------                                                                 ----
SUMMARY TERM SHEET....................................................    i
INTRODUCTION..........................................................    1
      1.  Terms of the Offer..........................................    2
      2.  Acceptance for Payment and Payment for the Shares...........    5
      3.  Procedure for Tendering Shares..............................    5
      4.  Rights of Withdrawal........................................    8
      5.  Certain Federal Income Tax Consequences of the Offer........    9
      6.  Price Range of the Shares...................................   10
      7.  Possible Effects of the Offer on the Market for the Shares;
          Stock Listing; Exchange Act Registration; Margin
          Regulations.................................................   10
      8.  Certain Information Concerning the Company..................   11
      9.  Certain Information Concerning Parent and the Merger Sub....   15
     10.  Background of the Offer; Contacts with the Company..........   17
     11.  Purpose of the Offer; Plans for the Company; The Merger
          Agreement...................................................   18
     12.  Source and Amount of Funds..................................   31
     13.  Certain Conditions of the Offer.............................   31
     14.  Dividends and Distributions.................................   33
     15.  Certain Legal Matters.......................................   33
     16.  Fees and Expenses...........................................   35
     17.  Miscellaneous...............................................   35

SCHEDULE A  INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
            PENSKE TRUCK LEASING CORPORATION, PENSKE CORPORATION AND
            SUN ACQUISITION CORPORATION...............................  A-1

TO THE STOCKHOLDERS OF ROLLINS TRUCK LEASING CORP.:

                                  INTRODUCTION

     Sun Acquisition Corporation, a Delaware corporation (the "Merger Sub") and a wholly owned subsidiary of RTLC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Penske Truck Leasing Co., L.P., a Delaware limited partnership ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Rollins Truck Leasing Corp., a Delaware corporation (the "Company"), together with the associated rights to purchase Common Stock (the "Rights") issued under the Rights Agreement, dated as of June 1, 1999, as amended (the "Rights Agreement"), between the Company and Registrar and Transfer Company (the Common Stock and the Rights are together referred to as the "Shares"), at $13.00 per Share, net to the seller in cash (including any higher price per Share that may be paid in the Offer, the "Common Stock Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the "Offer"). Tendering stockholders who are record holders of their Shares and tender directly to Bankers Trust Company (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by the Merger Sub under the Offer. Stockholders who hold their Shares through a broker or other nominee should consult their nominee as to whether it will charge any service fees. The Merger Sub will pay all charges and expenses of Georgeson Shareholder Securities Corporation, as dealer manager (the "Dealer Manager") and of the Depositary and Corporate Investor Communications, Inc., as information agent (the "Information Agent"). Unless the context requires otherwise, all references to the Shares in this Offer to Purchase also include the associated Rights, and all references to the Rights include all benefits that may inure to the holders of the Rights under the Rights Agreement.

     The Offer is being made under an Agreement and Plan of Merger, dated as of January 15, 2001 (the "Merger Agreement"), among Parent, the Merger Sub and the Company, in accordance with which, and subject to its terms and conditions, at the Effective Time (as defined below) in accordance with the Delaware General Corporation Law (the "DGCL"), the Merger Sub will be merged with and into the Company and the separate existence of the Merger Sub will cease (the "Merger"). The Company thereafter will continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become an indirect wholly owned subsidiary of Parent.

     The Merger will become effective (1) upon the filing of a certificate of merger with the Secretary of State of the State of Delaware under the DGCL or
(2) at such later time as may be stated in such filing (such time, the "Effective Time"). In the Merger, each issued and outstanding Share, other than Shares owned by Parent or any subsidiary of Parent (including the Merger Sub), Shares held in treasury by the Company or any subsidiary of the Company, or Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights under Section 262 of the DGCL, will, by virtue of the Merger and without any action on the part of the holder, be converted into the right to receive, without interest, an amount in cash equal to the Common Stock Price (the "Merger Consideration").

     Simultaneously with the execution of the Merger Agreement, Parent, the Merger Sub and the following stockholders of the Company: the Estate of John W. Rollins, Sr., Henry B. Tippie, John W. Rollins, Jr., I. Larry Brown, Patrick J. Bagley and Klaus M. Belohoubek, entered into a Tender Agreement (the "Tender Agreement"). Under the Tender Agreement, among other things, these stockholders agreed to tender into the Offer the Shares directly owned by them and listed on Schedule A to the Tender Agreement. An aggregate of 10,791,966 Shares, constituting 18.6% of the Shares outstanding as of January 12, 2001, are subject to the Tender Agreement.

     THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE AT A MEETING HELD ON JANUARY 15, 2001, DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR, ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY APPROVED THE MERGER

AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     MORGAN STANLEY & CO. INCORPORATED, FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED TO THE COMPANY'S BOARD OF DIRECTORS ITS WRITTEN OPINION, DATED JANUARY 15, 2001, TO THE EFFECT THAT, AS OF SUCH DATE, AND BASED ON AND SUBJECT TO THE MATTERS DESCRIBED IN THEIR OPINION, THE $13.00 PER SHARE IN CASH TO BE RECEIVED BY THE HOLDERS OF THE SHARES PURSUANT TO THE MERGER AGREEMENT IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. A COPY OF THIS OPINION IS ATTACHED AS AN EXHIBIT TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE OFFER AND WHICH IS BEING MAILED TO STOCKHOLDERS TOGETHER WITH THIS OFFER TO PURCHASE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY & CO. INCORPORATED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") HAVING EXPIRED OR HAVING BEEN TERMINATED AND, AT ALL TIMES PRIOR TO CONSUMMATION OF THE OFFER THE COMPANY'S TANGIBLE NET EQUITY BEING EQUAL TO OR GREATER THAN $321 MILLION. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS DESCRIBED IN SECTION 13 OF THIS OFFER TO PURCHASE.

     THE COMPANY HAS REPRESENTED THAT, AS OF JANUARY 12, 2001, THERE WERE 57,979,616 SHARES OUTSTANDING AND THERE WERE 3,303,976 ADDITIONAL SHARES RESERVED FOR FUTURE ISSUANCE UNDER GRANTS MADE UNDER THE COMPANY'S STOCK OPTION PLANS. BASED ON THESE REPRESENTATIONS, THE MINIMUM CONDITION WOULD BE SATISFIED IF 30,641,797 SHARES WERE VALIDLY TENDERED AND NOT WITHDRAWN.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD BE READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

1.   TERMS OF THE OFFER

     Upon the terms and subject to the conditions described in the Offer (including those described in Section 13 of this Offer to Purchase (the "Offer Conditions") and, if the Offer is extended or amended, the terms and conditions of the extension or amendment), the Merger Sub will accept for payment, and pay for, all Shares validly tendered on or before the Expiration Date, as defined below, and not validly withdrawn as described in Section 4 of this Offer to Purchase. The term "Expiration Date" means 12:00 Midnight, New York City time, on February 21, 2001, unless and until the Merger Sub extends the period for which the Offer is open in accordance with the Merger Agreement, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended by the Merger Sub, is scheduled to expire. The period from 12:01 a.m., New York City time, on Wednesday, January 24, 2001 until 12:00 Midnight, New York City time, on Wednesday, February 21, 2001, as such period may be extended, is referred to as the "Offering Period."

     Subject to the fulfillment of certain conditions more fully described elsewhere in this Section 1, the Merger Sub may elect to provide a subsequent offering period of up to 20 business days (the "Subsequent Offering Period"). For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time. A Subsequent Offering Period, if one is provided, would not be an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders could tender Shares not tendered during the Offering Period, for $13.00 per Share, net to the seller in cash. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offering Period. The Merger Sub will announce the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period no later than 9:00 a.m., New

York City time, on the next business day following the expiration of the Offering Period, and such Shares will be immediately accepted and promptly paid for. All Offer Conditions must be satisfied or waived before the commencement of any Subsequent Offering Period, and the Offer Conditions will not apply to any Subsequent Offering Period.

     The Rights currently are transferable only with the certificates for the Shares, and the surrender for transfer of certificates for any Shares also constitutes the transfer of the Rights associated with the Shares represented by the certificates. As required by the Merger Agreement, the Company has taken all necessary action so that no Rights will be entitled to be exercised, distributed or triggered in connection with the Offer or the Merger.

     The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of the waiting period imposed by the HSR Act, at all times prior to consummation of the Offer the Company's tangible net equity being equal to or greater than $321 million and satisfaction or waiver of the other conditions described in Section 13 of this Offer to Purchase. If these conditions are not satisfied at or before the Expiration Date, the Merger Sub may, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the SEC, (1) waive any or all of the Offer Conditions, other than the Minimum Condition, which condition may be waived only with the Company's consent, and, thereafter purchase all Shares validly tendered, (2) subject to the provisions of the next paragraph, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (3) subject to the provisions of the next paragraph, amend the Offer.

     The Merger Sub has the right, subject to compliance with the applicable rules of the SEC, to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that (1) the Minimum Condition may not be waived or changed without the prior written consent of the Company and (2) no change may be made that changes the form of consideration to be paid, decreases the Common Stock Price below $13.00 per Share, decreases the number of Shares sought in the Offer, materially adds to or modifies any of the conditions to the Offer, makes any other change in the terms of the Offer that is in any manner adverse to the holders of the Shares or (except as provided in the next sentence) changes the expiration date of the Offer, without the prior written consent of the Company. Without the consent of the Company, the Merger Sub has the right to extend the expiration date of the Offer (which will initially be 12:00 Midnight, New York City time, on February 21, 2001), (1) if, immediately before the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or, to the extent permitted, waived, until such conditions are satisfied or waived, (2) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, or (3) for up to 10 additional business days in increments of not more than two business days each, if, immediately prior to the scheduled or extended expiration date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer constitute more than 80% and less than 90% of the outstanding Shares, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer (but, in each case, not beyond ninety calendar days following commencement of the Offer, unless extended due to compliance with the requests of antitrust authorities, and in no event beyond 150 days following commencement of the Offer (the "Termination Date")). In addition, if, at the scheduled or extended expiration date of the Offer, the Minimum Condition has been satisfied, but the Shares tendered and not withdrawn pursuant to the Offer constitute less than 90% of the outstanding Shares, without the consent of the Company, the Merger Sub may provide for a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act) for up to 20 business days after the Merger Sub's acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer.

     If any of the conditions to the Offer is not satisfied or waived on any scheduled or extended expiration date of the Offer, the Merger Sub has agreed to, and Parent has agreed to cause the Merger Sub to, extend the Offer, if the condition or conditions could reasonably be expected to be satisfied, from time to time until the conditions are satisfied or waived; provided that, the Merger Sub is not required to extend the Offer beyond, and in the case of clause (y) may terminate the Offer upon, the earliest to occur of

(x) the Termination Date or (y) five business days following the public announcement of any Takeover Proposal (as defined in Section 11 of this Offer to Purchase) or amended Takeover Proposal that has not been publicly rejected by the Company at the time of such expiration or termination. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, the Merger Sub has agreed to, and Parent has agreed to cause the Merger Sub to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE COMMON STOCK PRICE, WHETHER OR NOT THE MERGER SUB EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement (which in the case of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date) under Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform them of such changes. Subject to applicable law and without limiting the obligation of the Merger Sub under such rules or the manner in which the Merger Sub may choose to make any public announcement, the Merger Sub will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release or other public announcement.

     If the Merger Sub extends the Offer, or if the Merger Sub, whether before or after its acceptance for payment of Shares, is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares under the Offer for any reason, then, without prejudice to the Merger Sub's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Merger Sub, and such Shares may not be withdrawn except to the extent tendering security holders are entitled to the withdrawal rights described in Section 4. However, the ability of the Merger Sub to delay the payment for Shares that the Merger Sub has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If the Merger Sub makes a material change in the terms of the Offer (which may require authorization by the Company's board of directors) or in the information concerning the Offer or waives a material condition of the Offer, the Merger Sub will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that waiver of a material condition, such as the Minimum Condition, would be a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to securityholders and that, if material changes are made with respect to information that approaches the significance of the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, before the Expiration Date, the Merger Sub increases the consideration offered to holders of Shares under the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not those Shares were tendered before the increase.

     The Company has provided the Merger Sub with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Merger Sub to record holders of the Shares and will be furnished by the Merger Sub to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of the Shares.

2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE SHARES

     Upon the terms and subject to the conditions of the Offer, including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment, the Merger Sub will accept for payment, and promptly after the expiration of the Offering Period will pay for, all Shares validly tendered and not withdrawn. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

     For purposes of the Offer, the Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares under the Offer. Payment for any Shares accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Merger Sub and transmitting such payments to the tendering stockholders. In all cases, payment for any Shares accepted for payment under the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares, or a timely Book Entry Confirmation, as defined below, with respect thereto, (2) the Letter of Transmittal, or a manually signed facsimile, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, as defined below, and (3) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the certificates and other required documents occur at different times. The price paid to any holder of the Shares under the Offer will be the highest price per Share paid to any other holder of Shares accepted for payment under the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE COMMON STOCK PRICE, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING THE COMMON STOCK PRICE.

     If any tendered Shares are not accepted for payment under the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense, to the tendering stockholder or to such other person as the tendering stockholder specified in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, as defined below, under the procedures described in Section 3 of this Offer to Purchase, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder specified in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     The Merger Sub may, subject to the terms of the Merger Agreement, transfer or assign any of its rights or obligations under the Merger Agreement to one or more of its affiliates, including the right and obligation to purchase all or any portion of the Shares tendered under the Offer, but any such transfer or assignment will not relieve Parent of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for any Shares validly tendered and accepted for payment under the Offer.

3.   PROCEDURE FOR TENDERING SHARES

     VALID TENDER. To tender Shares under the Offer, either (1) a Letter of Transmittal, or a manually signed facsimile, properly completed and duly executed in accordance with the instructions of the Letter of

Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents must be received by the Depositary before the Expiration Date or the expiration of any Subsequent Offering Period, at one of its addresses set forth on the back cover of this Offer to Purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     The Rights currently are transferable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares also constitutes the transfer of the Rights associated with the Shares represented by such certificates. As required by the Merger Agreement, the Company has taken all necessary action so that the Offer will not result in the grant of any Rights or enable or require any Rights to be exercised, distributed or triggered.

     BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer, either the Letter of Transmittal, or a manually signed facsimile, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message instead of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date or by the expiration of any Subsequent Offering Period, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility, as described above, is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Merger Sub may enforce such agreement against the participant. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF ANY SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY, INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution, including most commercial banks, savings and loan associations and brokerage houses, that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. A stockholder who desires to tender Shares under the Offer and whose certificates for any Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary before the Expiration Date may tender such Shares by following all of the procedures set forth below:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Merger Sub, is received by the Depositary, as provided below, before the Expiration Date; and

     - the certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all such Shares, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message instead of the Letter of Transmittal, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     OTHER REQUIREMENTS. Notwithstanding any provision of this document, payment for the Shares accepted for payment under the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2 of this Offer to Purchase.

     TENDER CONSTITUTES AN AGREEMENT. The valid tender of any Shares under one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Merger Sub upon the terms and subject to the conditions of the Offer and the terms of the Letter of Transmittal (including the tendering stockholder's rights of withdrawal as described in Section 4 of this Offer to Purchase).

     APPOINTMENT. By executing a Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will (subject to the stockholder's withdrawal rights as described in Section 4) irrevocably appoint designees of the Merger Sub as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Merger Sub and with respect to any and all non-cash dividends, distributions, rights, and other shares of Common Stock or other securities issued or issuable in respect of such Shares on or after January 15, 2001 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Merger Sub deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by the Merger Sub of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given, and, if given, will not be deemed effective. The Merger Sub's designees will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares, and any and all Distributions, as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, with respect to any actions by written consent instead of any such meeting or otherwise. The Merger Sub reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon the Merger Sub's depositing the payment for such Shares with the Depositary, the Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and any and all Distributions.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by the Merger Sub. The Merger Sub reserves the right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Merger Sub's counsel, be unlawful. The Merger Sub also reserves the right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Merger Sub, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Merger Sub's interpretation of the terms and conditions of the Offer, including the Letter of Transmittal and Instructions thereto, will be final and binding.

     BACKUP WITHHOLDING. To avoid "backup withholding" of Federal income tax on payments of cash under the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of cash to such stockholder under the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares under the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Merger Sub and the Depositary. Certain stockholders, including, among others, all corporations and certain foreign individuals and entities, are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.   RIGHTS OF WITHDRAWAL

     Tenders of the Shares made under the Offer are irrevocable except that Shares tendered under the Offer may be withdrawn at any time before the expiration of the Offering Period and, unless theretofore accepted for payment by the Merger Sub under the Offer, may also be withdrawn at any time after March 25, 2001. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during the Subsequent Offering Period.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of the Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered under the procedures for book-entry tender as set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the

Depositary as aforesaid before the physical release of such certificates. All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Merger Sub. None of Parent, the Merger Sub, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time before the Expiration Date, or the expiration of any Subsequent Offering Period.

     If the Merger Sub extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares under the Offer, for any reason, then, without prejudice to the Merger Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of the Merger Sub, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this
Section 4 of this Offer to Purchase. However, the ability of the Merger Sub to delay payment for Shares which Merger Sub has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

5.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

     Sales of the Shares under the Offer and the exchange of the Shares for cash under the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased under the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares were held as capital assets by the stockholder and will be long-term if the Shares have been held for more than 12 months. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum Federal income tax rate of 20%.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.   PRICE RANGE OF THE SHARES

     The Shares are listed on the NYSE and the Pacific Stock Exchange under the symbol "RLC." The following table shows, for the fiscal quarters indicated, the high and low sales prices on the NYSE, the principal exchange on which the Shares are traded, and the quarterly dividends paid per Share, based on public sources:

                                                        SALES PRICE
                                                       --------------       QUARTERLY
                                                       HIGH       LOW       DIVIDENDS
                                                       ----       ---       ---------
FISCAL YEAR
1999
  First Quarter......................................  $15 1/4    $10 3/16   $ 0.05
  Second Quarter.....................................  $14 1/2    $ 9 1/16   $ 0.05
  Third Quarter......................................  $11 3/4    $ 9 5/16   $ 0.05
  Fourth Quarter.....................................  $12 1/4    $10 1/16   $ 0.05
2000
  First Quarter......................................  $12 3/16   $ 9 7/16   $0.055
  Second Quarter.....................................  $11 7/8    $ 7 5/8    $0.055
  Third Quarter......................................  $10 1/4    $ 6 15/16  $0.055
  Fourth Quarter.....................................  $ 8 5/16   $ 6        $0.055
2001
  First Quarter......................................  $ 8 3/8    $ 4 7/8    $0.055
 *Second Quarter.....................................  $12 7/8    $ 7 9/16   $ 0.00

---------------
* Through January 23, 2001

     On January 12, 2001, the last full trading day before the public announcement of the Offer and the Merger, the reported closing price on the NYSE was $8 7/16 per Share. On January 23, 2001, the last full trading day before commencement of the Offer, the reported closing price was $12 7/8 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES. The Merger Agreement limits, but does not prohibit the Company's ability to pay dividends on its Shares. See Section 14 of this Offer to Purchase for a description of these limitations.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. The purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares in the Offer can also be expected to reduce the number of holders of Shares. The Merger Sub cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     STOCK LISTING. Depending upon the number of Shares purchased in the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the total number of holders of Shares falls below 400 (or below 1200 if the average monthly trading volume is below 100,000 Shares for the most recent 12 month period) or the Company's average total global market capitalization over a consecutive 30-trading day period is less than $15,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares in the Offer or otherwise, the

Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange, such as the Pacific Stock Exchange, or in the over-the-counter market, and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. The Merger Sub cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that the Company is required to furnish to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of an annual report, no longer applicable to the Company. If the Shares were no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. In addition, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or Nasdaq reporting. The Merger Sub believes that the purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and the Merger Sub intends to cause the Company to apply for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination. If registration of the Shares is not terminated before the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE will be terminated following the completion of the Merger.

     MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares in the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8.   CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise provided herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based on publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although the Merger Sub, Parent and the Dealer Manager have no knowledge that would indicate that any statements regarding the Company based on such documents and records are untrue, Parent, the Merger Sub and the Dealer

Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Merger Sub or the Dealer Manager.

     The Company operates principally through its wholly owned subsidiary, Rollins Leasing Corp., which engages primarily in full-service truck leasing, truck rental and truck maintenance within the United States and Canada.

     In its full-service leasing operations, the Company purchases vehicles and components that are manufactured to meet the customer's requirements and then leases the vehicles to the customer for periods usually ranging from three to eight years. Under these leases, the Company provides fuel, oil, tires, washing and regularly scheduled maintenance and repairs at its facilities. In addition, the Company arranges for licenses and insurance, pays highway and use taxes and supplies a 24-hour-a-day emergency road service to its customers. The Company's rental operations offer short term rental of tractors, trucks and trailers to commercial customers.

     The Company also furnishes guaranteed maintenance service to private fleet customers who choose to own their vehicles. This service includes preventive maintenance, fuel procurement, tax reporting, permitting, licensing and access to the Rollins Leasing Corp. 24-hour-a-day emergency road service.

     The Company was incorporated in Delaware in 1954 and maintains its principal executive offices at One Rollins Plaza, 2200 Concord Pike, Wilmington, Delaware 19803. Its telephone number is (302) 426-2700.

     AVAILABLE INFORMATION. The Shares are currently registered under the Exchange Act. Accordingly, the Company is subject to the information filing requirements of the Exchange Act and is required to file periodic reports, proxy statements, and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, including their remuneration, stock options granted to them, and Shares held by them, the principal holders of the Company's securities, and any material interest of those persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements, and other information are available for inspection and copying at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or from the SEC's Internet site on the World Wide Web at "http://www.sec.gov."

     SUMMARY FINANCIAL INFORMATION. Provided below is certain summary consolidated financial information for each of the Company's last three full fiscal years, as contained in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2000 (the "Company 10-K"). Parent and the Merger Sub make no representation as to the accuracy of such financial information. More comprehensive financial information is included in the Company 10-K and other documents filed by the Company with the SEC, including the financial information and related notes contained therein, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the SEC as described above.

                          ROLLINS TRUCK LEASING CORP.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      AS OF AND FOR THE FISCAL YEAR ENDED SEPTEMBER 30,
                                                      --------------------------------------------------
                                                          2000               1999               1998
                                                      ------------       ------------       ------------
Revenues............................................   $   720.3          $   627.4          $   610.2
Earnings before income taxes........................   $   134.0(1)(2)    $    92.7          $    85.1
Net earnings........................................   $    81.9(2)       $    56.5          $    52.0
Earnings per share:
  Basic.............................................   $    1.42(2)       $    0.98          $    0.86
Earnings per share:
  Diluted...........................................   $    1.41(2)       $    0.97          $    0.85
Dividends per common share..........................   $    0.22          $    0.20          $    0.15
Total assets........................................   $ 1,999.2          $ 1,407.7          $ 1,290.4
Equipment on operating leases, net..................   $ 1,449.6          $ 1,012.3          $   924.9
Equipment financing obligations.....................   $ 1,273.6          $   802.5          $   749.9
Deferred income taxes...............................   $   220.3          $   189.0          $   167.9
Shareholders' equity................................   $   395.4          $   320.4          $   293.0

---------------
 (1) Includes acquisition-related one-time expenses in 2000 of $9.7 million.

 (2) Includes gain on sale of logistics business in 2000 of $56.7 million (after-tax of $34.5 million or $.60 and $.59 per basic and diluted share, respectively).

     OTHER FINANCIAL INFORMATION. During the course of the discussions and information exchange between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company for fiscal 2001 (i.e., without regard to the impact on the Company of a transaction with Parent and the Merger Sub). The financial projections consisted principally of the information set forth below:

                          FISCAL YEAR 2001 PROJECTIONS
                                ($ IN THOUSANDS)

SELECTED INCOME STATEMENT DATA
Revenues:
  Full service lease........................................  $  517,948
  Commercial rental.........................................     200,397
  Guaranteed maintenance....................................      43,500
  Other.....................................................      32,699
                                                              ----------
          Total revenues....................................     794,544

Costs and operating expenses:
Operating expenses..........................................     266,172
Selling & administrative....................................      65,947
Depreciation and amortization (net of $12,000 gain on
  sale).....................................................     271,434
Interest....................................................      99,092
                                                              ----------
Pre-tax earnings............................................      91,899
Income taxes................................................      36,024
                                                              ----------
Net earnings................................................  $   55,875
                                                              ==========
SELECTED BALANCE SHEET DATA
  Current assets............................................  $  219,106
  Equipment on operating leases, net........................   1,558,041
  Other property and equipment, net.........................     278,118
  Excess of cost over net assets of business required.......      70,690
  Other assets..............................................       6,744
                                                              ----------
          Total assets......................................  $2,132,699
                                                              ==========
  Current liabilities.......................................  $   89,673
  Equipment financing obligations...........................   1,290,515
  Other liabilities.........................................      14,945
  Deferred income taxes.....................................     299,089
  Shareholders' equity......................................     438,477
                                                              ----------
          Total liabilities & shareholders' equity..........  $2,132,699
                                                              ==========
OTHER
Net cash provided from operations...........................  $  357,714
Net capital expenditures....................................  $  347,410

     The Company has advised Parent and the Merger Sub that it does not as a matter of course make public any projections as to future performance or earnings, and the above projections are included in this Offer to Purchase solely because this information was provided to Parent during the course of Parent's evaluation of the Company. Furthermore, the Company has advised Parent that its actual performance during the Company's first fiscal quarter of 2001 ended December 31, 2000 was significantly below that contemplated by these projections, which information was known to Parent prior to entering into the Merger Agreement. The projections were not prepared with a view to public disclosure or in compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Parent and the Merger Sub that (1) its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments and
(2) the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of the Company, Parent, the Merger Sub or any of their representatives, that actual results will not vary materially from those described above.

     The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that the Company, Parent, the Merger Sub or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, and competitive uncertainties, many of which are beyond the control of the Company. Therefore, there can be no assurance that the projections will prove to be reliable estimates of probable future performance. It is quite likely that actual results will vary materially from these estimates. In light of the uncertainties inherent in projections of any kind, the inclusion of projections in this Offer to Purchase should not be regarded as a representation by any party that the estimated results will be realized. None of the Company, Parent, the Merger Sub or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. Further, none of the Company, Parent, the Merger Sub or any other person intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate, even in the short term. The projections have not been adjusted to reflect the effects of the Offer or the Merger.

9.   CERTAIN INFORMATION CONCERNING PARENT AND THE MERGER SUB

     Parent is a global transportation services provider headquartered in Reading, Pennsylvania. Parent operates nationwide full-service truck leasing, commercial and consumer truck rental, and truck maintenance businesses. Parent operates more than 144,000 heavy-, medium-, and light-duty trucks and serves customers from approximately 750 locations in the United States, Canada, Mexico, South America and Europe.

     In its full-service leasing operations, Parent purchases vehicles and components that are manufactured to meet the customer's requirements and then leases the equipment to the customer for periods usually ranging from three to eight years. Under these leases, Parent provides fuel, oil, tires, washing and regularly scheduled maintenance and repairs at its facilities. In addition, Parent arranges for licenses and insurance, pays highway and use taxes and supplies a 24-hour-a-day emergency road service to its customers.

     Parent also furnishes guaranteed maintenance service to customers who own their vehicles. This service includes regularly scheduled maintenance and repairs, fuel procurement, tax reporting, permitting, licensing and access to Parent's 24-hour-a-day emergency road service. Parent's rental operations offer short term commercial and consumer rental of tractors, trucks and trailers.

     Parent is a limited partnership that was formed under the laws of the State of Delaware in 1988. Parent's principal offices are located at Route 10-Green Hills, P.O. Box 563, Reading, Pennsylvania 19603-0563 and its telephone number is (610) 775-6000. Penske Truck Leasing Corporation, a Delaware corporation indirectly wholly owned by Penske Corporation, is the general partner of Parent. General Electric Credit Corporation of Tennessee, a subsidiary of General Electric Capital Corporation ("GECC"), is the limited partner of Parent. GECC is a subsidiary of the General Electric Company.

     The Merger Sub is a Delaware corporation and is a wholly owned subsidiary of RTLC Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Parent. The Merger Sub to date has engaged in no activities other than those incident to its formation and the Offer. The Merger Sub was incorporated in 2001, its principal offices are located at c/o Penske Truck Leasing Co., L.P., Route 10-Green Hills, P.O. Box 563, Reading, Pennsylvania 19603-0563 and its telephone number is (610) 775-6000.

     FINANCIAL INFORMATION OF PARENT. Parent is not subject to the information reporting requirements of the Exchange Act and is not obligated to file reports and other information with the SEC relating to its business, financial condition and other matters.

     OTHER INFORMATION REGARDING PARENT, PENSKE TRUCK LEASING CORPORATION, PENSKE CORPORATION AND THE MERGER SUB. The name, citizenship, business address, current principal occupation, including the name, principal business and address of the organization in which such occupation is conducted, and material positions held during the past five years (including the name, principal business and address of the organization in which such positions were held), of the directors and executive officers of each of the Merger Sub, Penske Truck Leasing Corporation, which is the general partner of Parent (the "General Partner"), and Penske Corporation, which is the parent of the General Partner, are provided in Schedule A to this Offer to Purchase.

     None of Parent, the General Partner, Penske Corporation or the Merger Sub, or, to the best of their knowledge, any of the persons listed on Schedule A, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. None of Parent, the General Partner, Penske Corporation or the Merger Sub has purchased any Shares during the past two years. During the past five years, none of Parent, the General Partner, Penske Corporation or the Merger Sub nor, to the best of their knowledge, any of the persons listed in Exhibit A, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

     Except as described in Section 10 of this Offer to Purchase, during the past two years, there have been no negotiations, transactions or material contacts between Parent, the General Partner, Penske Corporation or the Merger Sub, or, to the best of their knowledge, any of the persons listed on Schedule A, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10 of this Offer to Purchase, none of Parent, the General Partner, Penske Corporation, or the Merger Sub, or, to the best of their knowledge, any of the persons listed on Schedule A, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10.   BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     Parent considers and executes strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. During the summer of 2000, representatives of Parent contacted the Company to discuss on an informal basis a potential acquisition of the Company by Parent. These discussions did not proceed past an informal stage.

     On August 23, 2000, the Company engaged Morgan Stanley as its financial adviser to evaluate the proposed sale, merger, or other business combination involving all or substantially all of the business, securities, or assets of the Company. As part of this engagement, Morgan Stanley contacted GECC and inquired whether Parent had an interest in a proposed sale, merger, or other business combination involving the Company. GECC communicated this contact to Parent and on October 10, 2000, the Company and GECC executed a confidentiality agreement with respect to the provision of non-public information to GECC and its affiliates.

     On October 11, 2000, Parent was provided with a copy of a Confidential Information Memorandum regarding the Company. On October 24, 2000, Parent was provided with an overview of the process established by Morgan Stanley for submitting a definitive acquisition proposal for the Company.

     On November 8, 2000, Parent submitted a non-binding letter to Morgan Stanley indicating that, based on Parent's review of the information contained in the Confidential Information Memorandum, Parent would be interested in acquiring all of the outstanding stock of the Company for $10.00 per share. Morgan Stanley then advised Parent that it would be afforded an opportunity, along with selected other undisclosed parties interested in the potential acquisition of the Company, to receive a presentation from management of the Company and to review various documents and information placed by the Company in a data room in New York City.

     On November 30, 2000, certain members of Parent's management attended a presentation by I. Larry Brown (President and CEO of Rollins Leasing Corp.), Patrick J. Bagley (CFO of the Company) and Klaus M. Belohoubek (Vice
President -- General Counsel and Secretary of the Company). The presentation addressed various topics, including a financial and operational overview of the Company and its business, and an overview of the Company's human resources, facilities, information technology and legal issues. After the presentation, various Parent employees reviewed certain of the documents and information in the data room established by the Company. This review continued on December 5 and 6, 2000.

     On December 13, 2000, Morgan Stanley on behalf of the Company invited Parent to submit a definitive proposal for the acquisition of the Company and provided Parent with a form of merger agreement that had been prepared by the Company's counsel. On January 8, 2001, Parent submitted to Morgan Stanley a non-binding proposal to acquire all of the outstanding stock of the Company for $12.00 per share, together with its proposed revisions to the form merger agreement. On January 10, 2001, Morgan Stanley on behalf of the Company requested that Parent reconsider its proposal and submit, by 4:00 p.m. EST on Friday, January 12, 2001, a revised, binding proposal. On January 10, 2000, Parent was also requested to consider further modifications to the proposed merger agreement and on January 11, 2001, Parent's counsel and the Company's counsel discussed those modifications during a telephone call. On the afternoon of January 12, 2001, certain members of Parent's management met with members of the management of its general and limited partners to consider this request. During the day and early evening, certain management personnel of Parent and its partners had telephonic discussions with John W. Rollins, Jr. (the Company's President and CEO) and representatives of Morgan Stanley.

     Late in the afternoon of January 12, 2001, Parent submitted a letter to Morgan Stanley addressing various issues that had been raised by the Company's counsel with respect to Parent's proposed revisions to the form merger agreement, but declined to revise its proposed purchase price of $12.00 per share. Later that evening, Parent's counsel submitted to Morgan Stanley and to the Company's counsel a revised version of the form merger agreement incorporating the items addressed in the letter.

     After further discussions with John W. Rollins, Jr. and representatives of Morgan Stanley, Parent submitted to Morgan Stanley a binding proposal to purchase all of the Shares for $13.00 per share.

     Throughout the weekend of January 13 and 14, 2001, representatives of the Company and Parent together with their respective counsel discussed (both over the telephone on January 13, 2001 and in person on January 14 and 15, 2001) the form merger agreement. The parties reached agreement on the terms and provisions of the Merger Agreement during the morning of January 15, 2001.

     On January 15, 2001, the Company's board of directors held a meeting, during which the board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair, advisable and in the best interests of the Company's stockholders and unanimously approved the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby. The board of directors of the Company unanimously recommended that the Company's stockholders accept the Offer and tender their shares in the Offer.

     Following the meeting of the Company's board of directors, Parent, the Merger Sub, and the Company executed and delivered the Merger Agreement. Following this, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

11.   PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT

     PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made under the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased under the Offer. The Company will, as of the Effective Time, be a wholly owned subsidiary of RTLC Acquisition Corp., which is a wholly owned subsidiary of Parent.

     PLANS FOR THE COMPANY. If the Merger is consummated, the Company will be an indirect wholly owned subsidiary of Parent. Parent currently plans to consolidate the Company's operations with those of Parent through a merger or similar transaction. Parent is continuing to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits that arise from the relationship of the operations of the Company with those of Parent or other business units of Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent acquires control of the Company, Parent will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances that then exist.

     Assuming the Minimum Condition has been satisfied and the Merger Sub purchases all Shares tendered under the Offer, the Merger Sub intends, subject to Rule 14f-1 under the Exchange Act, promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company's board of directors. Under the Merger Agreement, the Company has agreed, concurrently with the Merger Sub's acceptance for payment and payment for such Shares, that the Merger Sub will be entitled to designate such number of directors, rounded up to the next whole number, on the Company's board of directors as will give the Merger Sub representation on the Company's board of directors equal to the percentage of the outstanding Shares owned by Parent and its direct and indirect subsidiaries. In furtherance of the foregoing, the Merger Agreement provides that concurrently with the Merger Sub's acceptance for payment and payment for such Shares, upon the request of the Merger Sub or Parent and subject to compliance with Rule 14f-1 under the Exchange Act, the Company will use its reasonable best efforts promptly either to increase the size of its board of directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of the Merger Sub to be so elected or appointed to the Company's board of directors, and, subject to applicable law, the Company has agreed to take all reasonable actions available to the Company to cause such designees of the Merger Sub to be so elected or appointed. The Merger Agreement also provides that at such time, the Company will, if requested by the Merger Sub, also use its reasonable best efforts to cause persons designated by the Merger Sub to constitute at least the same percentage, rounded up to the next whole number, as is on the Company's board of directors of (1) each committee of the Company's board of directors, (2) each board of directors, or similar body, of each subsidiary of the Company and (3) each committee, or similar body, of each such board.

     Notwithstanding the foregoing, until the Effective Time, the board of directors of the Company will continue to have at least two directors who are directors of the Company as of the date of the Merger Agreement and who are not officers of the Company or any of its subsidiaries (the "Independent Directors"). If, however, the number of Independent Directors falls below two for any reason (or if immediately following consummation of the Offer there are not at least two then-existing directors of the Company who (1) are Qualified Persons (as defined below) and (2) are willing to serve as Independent Directors), then the number of Independent Directors required to serve on the board will be one, unless the remaining Independent Director is able to identify a person, who is not an officer or affiliate of the Company, Parent or any of their respective subsidiaries (any such person being referred to herein as a "Qualified Person"), willing to serve as an Independent Director. In that case, the remaining Independent Director will be entitled to designate any such Qualified Person or Persons to fill the vacancy, and such designated Qualified Person will be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Directors then remain, the other directors will be entitled (but not required) to designate two Qualified Persons to fill the vacancies, and the persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company has also agreed to promptly take all action reasonably requested by Parent necessary to effect any such election, including furnishing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to Parent for inclusion in this Offer to Purchase.

     The Company and Parent have also agreed that before the Effective Time and from and after the time that the Merger Sub's designees constitute a majority of the directors on the Company's board of directors, if applicable, any amendment or any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Merger Sub thereunder, and any waiver or exercise of any of the Company's rights thereunder may be effected only with the affirmative vote of each of the Independent Directors. However, if there are no Independent Directors, such actions may be effected by the Company's board of directors.

     The Merger Sub or an affiliate of the Merger Sub may, after the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it determines, which may be more or less than the price paid in the Offer. The Company's board of directors has approved the Merger Agreement and the Offer, and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger. The Company has also amended the Rights Agreement to provide that, as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the Offer or the Merger or any of the other transactions contemplated thereby, neither Parent nor the Merger Sub, nor any affiliate of Parent or the Merger Sub, will be deemed to be an Acquiring Person (as defined in the Rights Agreement).

     THE MERGER AGREEMENT. The following is a summary of the Merger Agreement, a copy of which has been filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and the Merger Sub (the "Schedule TO"). This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement. The following summary may not contain all of the information important to you. The Merger Agreement may be examined, and copies obtained, as described in Section 8 of this Offer to Purchase. Capitalized terms used in the following summary and not otherwise defined below have the meanings set forth in the Merger Agreement.

     The Offer and the Merger. The Merger Agreement requires Parent, through the Merger Sub, to make the Offer. Subject to prior satisfaction or permissible waiver of the conditions of the Offer, promptly after expiration of the Offer, Parent will cause the Merger Sub to accept and pay for all Shares validly tendered and not withdrawn in the Offer. The Merger Agreement further provides that the Merger Sub has certain rights to modify the terms and conditions of the Offer as described in Section 1 of this Offer to Purchase.

     Under Delaware law, if the Merger Sub acquires, through the Offer or otherwise, at least 90% of the outstanding Shares, the Merger may be effected as a "short form" merger without the vote of, or notice to, the Company's stockholders. Therefore, assuming the Company has 57,979,616 Shares outstanding (as was the case on January 12, 2001), if at least 52,181,655 of the outstanding Shares (or such greater number as may be necessary if options are exercised) are acquired under the Offer or otherwise, the Merger Sub will be able to, and under the Merger Agreement will be required to, effect the Merger without a meeting of the Company's stockholders. In addition, if the Merger Sub acquires in the Offer at least 85% of the outstanding Shares on a fully diluted basis, the Merger Sub will have an irrevocable option to purchase from the Company, at a price per share equal to the price paid in the Offer, a number of newly issued Shares that, when added to the number of Shares acquired by the Merger Sub in the Offer, constitutes one share more than 90% of the shares of Company Common Stock then outstanding on a fully diluted basis.

     If the short form merger procedure described above is not available under Delaware law, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Merger Sub) will be required to approve the Merger. If the Merger Sub acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, which would be the case if the Minimum Condition were satisfied and the Merger Sub were to accept for payment, and pay for, Shares tendered under the Offer, the Merger Sub would have sufficient voting power to effect the Merger regardless of the vote of any other stockholders of the Company.

     Subject to the conditions described in Section 13 of this Offer to Purchase, and in accordance with Delaware law, as soon as practicable after consummation of the Offer, receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of the other conditions described below, the Merger Sub will merge with and into the Company and the separate corporate existence of the Merger Sub will end, leaving the Company as the surviving corporation in the Merger. At the Effective Time, each then outstanding Share not owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company, other than Shares held by stockholders who properly exercise dissenters rights under the applicable provisions of Delaware law, will be converted into the right to receive the Merger Consideration. The Merger will become effective on the later of the date on which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger.

     Recommendation. The Company has represented to Parent and the Merger Sub that, at a meeting held on January 15, 2001, its board of directors unanimously:

     (1) determined that the Merger Agreement and the transactions contemplated thereby are fair, advisable and in the best interests of the Company's stockholders;

     (2) approved the Offer, the Merger, Merger Agreement and the transactions contemplated thereby; and

     (3) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares in the Offer and the Merger.

     This recommendation of the Company's board of directors may be withdrawn or modified by the Company's board of directors under the circumstances described in -- Termination of the Merger Agreement. However, the Company may be obligated to pay Parent the Termination Fee and the Expenses described in -- Fees and Expenses if the Company's board of director's approval is withdrawn or modified. The Company further represented that, before execution of the Merger Agreement, Morgan Stanley delivered to the Company's board of directors its written opinion that the consideration to be paid pursuant to the Merger Agreement is fair to the Company's stockholders from a financial point of view.

     Conditions to the Merger. The respective obligations of the Company, Parent and the Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

     (1) approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company, if required by applicable law, to consummate the Merger;

     (2) the absence of any order, judgment, decree or law entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, prohibiting or limiting the ownership or operation by Parent, the Merger Sub or the Company or their respective Subsidiaries of any of their assets, or compelling Parent, the Merger Sub or the Company and their respective Subsidiaries to dispose of or hold separate any of their assets (except as described in -- Certain Covenants);

     (3) receipt of all orders, judgments, decrees and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement at the Effective Time; and

     (4) the acquisition of Shares by the Merger Sub, Parent or any affiliate of Parent in the Offer, except that neither Parent nor the Merger Sub may rely on this condition if either of them has failed to purchase Shares in breach of its obligations under the Merger Agreement.

     The obligations of Parent and the Merger Sub to consummate the Merger are further subject to the condition that the Company has performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time, except for any action or inaction after the first to occur of the date on which (a) the Parent first designates one or more directors of the Company as provided in the Merger Agreement and (b) the Effective Time occurs (the "Measurement Date") that would constitute a breach under the Merger Agreement that has been expressly waived by Parent in writing or approved by the Company's board of directors (following election to such board of Parent's designees).

     Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, whether before or after the approval of the Merger and the Merger Agreement by the Company's stockholders:

     (1) by mutual written consent of Parent and the Company (which, if required by the Merger Agreement, must be approved by the Independent Directors); or

     (2) by Parent:

        (a) provided that neither Parent nor the Merger Sub is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, if at any time before consummation of the Offer, the Company has breached any representation or warranty, or before the Effective Time has breached any covenant or other agreement contained in the Merger Agreement, which:

           - would give rise to the failure of a condition to Parent's obligation to consummate this Offer to Purchase;

           - cannot be or has not been cured within 20 days after receipt of written notice thereof by the Company or by the date the Merger Agreement is terminated, whichever is earlier; and

           - has not been waived by Parent.

        (b) if at any time before the consummation of the Offer, the Company, or its board of directors, as the case may be, has:

           - after the date of the Merger Agreement, entered into any agreement with respect to any Takeover Proposal (as defined below) other than the Offer or the Merger (other than a confidentiality/standstill agreement permitted under the Merger Agreement);

           - amended, conditioned, qualified, withdrawn, modified or contradicted, in a manner adverse to Parent or the Merger Sub, its approval and recommendation of the Offer, the Merger and the Merger Agreement (regardless of whether such action was permitted under the Merger Agreement);

           - solicited, approved or recommended any Takeover Proposal other than the Offer or the Merger;

           - failed to reaffirm publicly its recommendation regarding the Offer or approval of the Merger within five business days of the Merger Sub's written request to do so;

           - failed to reject any Takeover Proposal or amended Takeover Proposal within five business days following the public announcement of such Takeover Proposal or amendment;

           - before the consummation of the Offer, taken any action that could impair Parent's rights as a holder of Shares received in the Offer, or that could permit any other person to acquire Shares or other securities of the Company on a basis not available to Parent or the Merger Sub (including by adopting or amending a stockholder rights plan); or

           - the Company's board of directors or any committee of the board has resolved or agreed to do any of the foregoing.

     (3) by the Company:

        (a) if at any time before consummation of the Offer a Superior Proposal is received by the Company and the board of directors of the Company reasonably determines in good faith (after consultation with outside counsel) that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties to the Company's stockholders under applicable law; provided that the Company may not terminate the Merger Agreement pursuant to this clause unless and until:

           - five business days have elapsed following notice to Parent of the Company's board of directors' determination and during that five business day period the Company has fully cooperated with Parent, including, without limitation, providing Parent with a copy of the Superior Proposal, and any amendments or modifications thereto, with the intent of enabling both parties to agree to a modification of the Merger Agreement so that the transactions contemplated by the Merger Agreement may be effected;

           - at the end of the five business day period the Takeover Proposal continues to constitute a Superior Proposal (taking into account any modifications to the terms of the Merger Agreement proposed by Parent) and the board of directors of the Company confirms its determination (after consultation with outside counsel) that it is a Superior Proposal and that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law;

           - following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; and

           - the Company before such termination pays to Parent in immediately available funds the Termination Fee and the Expenses.

        (b) provided the Company is not in material breach of any representation, warranty, covenant or other agreement in the Merger Agreement, if Parent or the Merger Sub has:

           - failed to commence the Offer as provided in the Merger Agreement;

           - failed to purchase Shares pursuant to the Offer in accordance with the Merger Agreement; or

           - breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 20 days after receipt of written notice thereof by Parent or by the Termination Date, whichever is earlier.

     (4) by either Parent or the Company:

        (a) if the Offer has not been consummated on or before the Termination Date; provided that the right to terminate under this clause is not available to any party whose failure to fulfill any material obligation under the Merger Agreement or other material breach of the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or before the Termination Date;

        (b) if, as a result of the failure of any of the conditions to the obligation of the Merger Sub to purchase Shares in the Offer, as described in Section 13 of this Offer to Purchase, the Offer shall have terminated or expired in accordance with its terms without the Merger Sub having purchased any Shares in the Offer; provided that the right to terminate under this clause is not available to any party whose failure to fulfill any obligation under the Merger Agreement or other breach of the Merger Agreement resulted in the failure of such condition; or

        (c) if any court of competent jurisdiction or any Governmental Authority has taken any action permanently restricting, enjoining, restraining or otherwise prohibiting consummation of the Offer or the Merger and the action has become final and nonappealable; provided that the right to terminate under this clause is not available to any party whose material breach of its obligations under the Merger Agreement with respect to the HSR Act and applicable Canadian antitrust laws caused such action.

     Effect of Termination. If the Merger Agreement is validly terminated by Parent or the Company, the Merger Agreement will become void and there will be no liability under the Merger Agreement on the part of the Company, Parent or the Merger Sub or their respective officers or directors, except as set forth in the Confidentiality Agreement, as described in -- Fees and Expenses and liability for any willful breach of its covenants under the Merger Agreement.

     Fees and Expenses. If the Merger Agreement is terminated by Parent as described in paragraph (2)(b) of -- Termination of the Merger Agreement, then the Company must pay to Parent, within one business day after the date of termination, the Termination Fee and Expenses. If the Merger Agreement is terminated by the Company as described in paragraph (3)(a) of -- Termination of the Merger Agreement, then the Company must pay to Parent the Termination Fee and, to the extent Parent has notified the Company of the amount thereof, the Expenses prior to termination.

     The "Termination Fee" would be an amount equal to the product of (1) three percent (3%), (2) the Offer price per Share and (3) the number of Shares issued and outstanding as of the Termination Date. The "Expenses" would be an amount equal to Parent's expenses reasonably incurred in connection with the transactions contemplated by the Merger Agreement, including but not limited to attorneys' fees and expenses, filing fees, printing expenses and accountants' fees and expenses, not to exceed $1,000,000 in the aggregate.

     If a Third Party Acquisition Event occurs under the following circumstances, then the Company will within one business day after the occurrence of the Third Party Acquisition Event, pay to Parent the Termination Fee and the Expenses:

     (1) the Merger Agreement is terminated by Parent as described in paragraph
         (2)(a) of -- Termination of the Merger Agreement, Parent or the Company as described in paragraph (4)(a) of -- Termination of the Merger Agreement, or Parent or the Company under paragraph (4)(b) of -- Termination of the Merger Agreement, and either the Minimum Condition or any of the conditions described in Section 13 of this Offer to Purchase has not been satisfied;

     (2) a Takeover Proposal has been made and publicly announced or communicated to the Company's stockholders after the date of the Merger Agreement and before the effective date of termination of the Merger Agreement; and

     (3) concurrently with or within 12 months of the date of the termination a Third Party Acquisition Event occurs.

     "Third Party Acquisition Event" means (1) the consummation of a Takeover Proposal (as defined below) involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its subsidiaries, taken as a whole, or any such transaction that, if it had been proposed before the termination of the Merger Agreement would have constituted a Takeover Proposal or (2) the entering into by the Company or any of its subsidiaries of a definitive agreement with respect to any such transaction.

     Acquisition Proposals. The Merger Agreement requires that the Company immediately cease, and use its reasonable best efforts to cause its affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents to immediately cease, any existing activities, discussions or negotiations conducted with any parties other than Parent or the Merger Sub with respect to any Takeover Proposal. The Merger Agreement defines "Takeover Proposal" to mean any inquiry, proposal or offer from any person or group relating to:

     (1) any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its subsidiaries or 15% or more of any class of equity securities of the Company or any of its subsidiaries;

     (2) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries; and

     (3) any merger, share exchange, consolidation, business combination, sale of all or any substantial portion of the assets, recapitalization, liquidation or a dissolution of, or similar transaction of the Company or any of its Subsidiaries other than the Offer or the Merger.

     The Company also may not, and may not authorize or permit any affiliate, officer, director or employee or any financial advisor, attorney or other advisor, representative or agent of it or any of its affiliates, to:

     (1) directly or indirectly solicit, facilitate, initiate or encourage the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal;

     (2) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal or that requires the Company to endorse any Takeover Proposal, abandon or terminate, or seek to invalidate, in whole or in part, the Merger Agreement or to fail to consummate the Offer or the Merger;

     (3) initiate or participate in any discussions or negotiations regarding or furnish or disclose to any person (other than a party to the Merger Agreement) any information with respect to, or take any other action to facilitate or in furtherance of any inquires or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; or

     (4) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities (other than to permit the Company to receive a Takeover Proposal that did not result from a breach of any provision described in this section).

     Prior to consummation of the Offer, if the Company receives a Takeover Proposal without violating the foregoing conditions, and following delivery to Parent of notice of the Takeover Proposal including providing a copy of the Superior Proposal, then the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality/standstill agreement with customary terms as reasonably determined in good faith by the Company after consultation with outside counsel; provided that each such agreement is at least as limiting as the Confidentiality Agreement) to any third party that has made a bona fide written Takeover Proposal if the Company's board of directors reasonably determines in good faith (after consultation with its financial advisor) that the Takeover Proposal is a Superior Proposal, and determines in good faith (after consultation with outside legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law.

     The Merger Agreement defines a "Superior Proposal" as a bona fide written Takeover Proposal made by a New Bidder (as defined below) that was not solicited by the Company after the date of the Merger Agreement to purchase all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, merger or other business combination on terms that the Company's board of directors determines in good faith to be superior to the Company and its stockholders (other than Parent, the Merger Sub and their respective affiliates), in their capacity as stockholders, from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as compared to the transactions contemplated by the Merger Agreement and any alternative proposed by Parent or the Merger Sub in accordance with the Merger Agreement, such determination having been made only after consultation with the Company's financial advisor and which is not subject to any financing contingency and is otherwise reasonably capable of being consummated. "New Bidder" means any person other than a person who submitted a bid price to the Company or an advisor to the Company in response to the auction procedures conducted by Morgan Stanley in connection with the proposed sale of the Company.

     Without limiting the foregoing, the Company has agreed that any violation of the restrictions described above directly or indirectly by any of its, or any of its subsidiaries', officers, affiliates or directors, or any attorney, advisor, representative, consultant or agent retained by the Company or any of its subsidiaries or affiliates in connection with the transactions contemplated by this section, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries, will be a breach of the provisions of the Merger Agreement described above. The Company has also agreed to take all actions necessary or advisable to inform the appropriate individuals or entities of the restrictions described above. For purposes of this paragraph, a person is deemed to have facilitated or encouraged an action or result only if any act or omission by that person would reasonably be expected to facilitate or encourage such action or result or was intended by such person to facilitate or encourage such action or result.

     Under the Merger Agreement, the Company also agreed that, except as provided in the next paragraph, neither its board of directors nor any committee of its board of directors will:

     (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or the Merger Sub, the approval or recommendation of the Company's board of directors of the Offer, the Merger or the Merger Agreement, unless the board of directors of the Company determines in good faith, after consultation with its outside counsel, that the withdrawal or modification is necessary to satisfy its fiduciary duties to the Company's stockholders under applicable law;

     (2) approve or recommend, or in the case of a committee, propose to approve or recommend, any Takeover Proposal; or

     (3) approve, recommend or cause it to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

     Notwithstanding anything to the contrary in the Merger Agreement, before consummation of the Offer, the Company and/or its board of directors are permitted to take the actions otherwise prohibited with respect to a Takeover Proposal if:

     (1) a third party makes a Superior Proposal,

     (2) the Company promptly provides Parent with a copy of the Superior Proposal;

     (3) all of the conditions to the Company's right to terminate the Merger Agreement described in paragraph (3) of -- Termination of the Merger have been satisfied; and

     (4) the Merger Agreement is terminated as described in paragraph (3)(a) of -- Termination of the Merger simultaneously with taking such otherwise prohibited action with respect to a Takeover Proposal.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto, including representations by the Company with respect to, among other things: its organization and qualification; its subsidiaries; its certificate of incorporation and bylaws; its capitalization and the capitalization of its subsidiaries; authority relative to the Merger Agreement; no violations; required consents and approvals; information to be supplied in the Schedule 14D-9; compliance with the law; SEC filings; financial statements; absence of certain events; litigation; customers; contracts; employee benefit plans; books and records; brokers; state takeover statutes; voting requirements; board approval; plant and equipment; the Rights Plan; labor and employment matters; taxes; environmental matters; intellectual property; transactions with affiliates; certain business practices; insurance; properties; full disclosure and the opinion of its financial advisor. Certain representations and warranties in the Merger Agreement are qualified by "materiality" or by "Company Material Adverse Effect" on the Company. For purposes of the Merger Agreement and this Offer to Purchase, the term "Company Material Adverse Effect" means a material adverse effect on the ability of the Company to perform in all material respects its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement or on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect relating to any public disclosure of the transactions contemplated by the Merger Agreement, the economy in general or affecting the United States truck leasing industry generally will be excluded for purposes of determining whether a Company Material Adverse Effect has occurred.

     Certain Covenants. The Company has agreed in the Merger Agreement that, until the Effective Time, the Company will, among other things, afford Parent and the Merger Sub access to information about the Company, carry on its business solely in the ordinary course consistent with past practice, preserve existing business organizations and relationships, and not adopt any amendments to its certificate of incorporation or bylaws or the articles of incorporation or bylaws of its subsidiaries. In addition, the Company has agreed not to and not to permit any of its subsidiaries to, among other things (subject to certain exceptions): acquire or agree to acquire, by merging or consolidating with, or by any other manner, any business or any other person or entity; declare or pay certain dividends or distributions other than its normal quarterly dividends not in excess of $0.055 per share; make certain changes to its capital structure; issue or sell securities except in certain limited circumstances, including the issuance of Shares upon exercise of options; transfer, lease, license, sell, or otherwise dispose of or subject to any lien any of its assets or those of its subsidiaries, other than in the ordinary course consistent with past practice; make certain payments to or enter into or modify certain agreements with the members of its board of directors, its officers and its employees or hire new employees with salaries in excess of certain amounts; take certain actions with respect to its benefit plans; engage in any hedging activities, make certain loans, settle certain claims, incur any long term debt or, except in the ordinary course of business consistent with past practice, incur short term debt; enter into, amend, modify or terminate certain contracts; make or agree to make additional capital expenditures above levels established in the Merger Agreement; make certain changes to its accounting or tax practices; pay or discharge certain claims or liabilities; enter into certain agreements restricting the conduct of its business; terminate employees under certain circumstances; take any action, including through any Rights Plan, to restrict or impair Parent's rights as a stockholder with respect to the Shares to be acquired in the Offer or the Merger; enter into, terminate or modify certain agreements or waive or assign any of its material rights or claims except in the ordinary course of business; or authorize or agree to do any of the foregoing.

     Parent and the Company have agreed to use their commercially reasonable best efforts to do all things necessary, proper or advisable to consummate the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, including obtaining all necessary consents and approvals from any Governmental Authority or from third parties. Further, Parent and the Company have agreed to use their commercially reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any Antitrust Law, including, if necessary, agreeing to or causing the divestiture of nonmaterial assets. If, despite each party's commercially reasonable best efforts, the requisite approval of Canadian antitrust authorities cannot be obtained, and as a result thereof the sole remaining condition to consummation of the Offer under Section 13 of this Offer to Purchase relates to the approval of Canadian antitrust authorities, then the Company may agree to or cause the divestiture of the Company's Canadian assets in such manner as may be permitted by Canadian antitrust law and the condition related to the approval of the Canadian antitrust authorities will no longer apply.

     Proxy Statement. If required by applicable law in order to consummate the Merger, the Company has agreed that, as promptly as practicable after consummation of the Offer, it will:

     (1) duly call and hold a special meeting of its stockholders to consider and act on approval of the Merger and adoption of the Merger Agreement;

     (2) prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and the Merger Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the Exchange Act and the SEC in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement to be mailed to its stockholders;

     (3) include in the Proxy Statement the recommendation of the board of directors of the Company that stockholders of the Company vote in favor of approval of the Merger and adoption of the Merger Agreement; and

     (4) use reasonable best efforts to solicit proxies from its stockholders, and to take all other action necessary and advisable to secure the vote of stockholders required by applicable law and the Company's certificate of incorporation or bylaws to obtain the approval for the Merger Agreement and the Merger.

     Amendment of the Merger Agreement. The Merger Agreement may be amended, modified and supplemented in writing by the Company, Parent and the Merger Sub before the Effective Time (including, if required by the Merger Agreement, with the consent of the Independent Directors), except that after the Company Shareholder Approval, no amendment may be made that requires further approval by the stockholders of the Company without such further approval.

     Indemnification of Officers and Directors. Under the Merger Agreement, all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its subsidiaries for acts or omissions occurring at or before the Effective Time, as provided in the Company's certificate of incorporation or bylaws or the certificate or articles of incorporation, bylaws or similar organizational documents of any of the Company's subsidiaries or the terms of any individual indemnity agreement or other arrangement with any director or executive officer, in each case as in effect as of the date of the Merger Agreement, will survive the Merger and continue in full force and effect for six years after the Effective Time and will be enforceable against the Surviving

Corporation. During such six year period, the Surviving Corporation must also advance fees and expenses as incurred to the fullest extent permitted under applicable law. If, within six years from the Effective Time, the Surviving Corporation is merged with and into Parent or another entity, the certificate of limited partnership and agreement of limited partnership of Parent (or equivalent organizational documents) or such other entity will, for at least the six-year period following the Effective Time, provide rights to indemnification for the Indemnified Persons at least equivalent to those in the certificate of incorporation and bylaws of the Company. Further, the Merger Sub must keep the current policies of the directors' and officers' liability insurance maintained by the Company in effect for at least six years with respect to matters occurring before the Effective Time (provided that the Merger Sub may substitute therefor policies of at least equivalent coverage containing terms and conditions that are no less advantageous). Under the Merger Agreement, the Company may obtain, before the Effective Time, a policy for directors' and officers' liability insurance with respect to matters occurring before the Effective Time and providing $50 million in coverage and containing terms and conditions no less advantageous than the Company's current policies.

     Treatment of Company Stock Options. Under the Merger Agreement, the Company is required to have amended each Stock Option that is outstanding on the date of the Merger Agreement to cause, concurrently with consummation of the Offer, each such Stock Option to become fully vested and thereafter immediately cancelled in exchange for an amount in cash, payable concurrently with consummation of the Offer, equal to the product of (1) the number of Shares subject to such Stock Option at the time of such cancellation and exchange and
(2) the positive excess, if any, of the Offer Price over the per share exercise price of such Stock Option.

     Further, all Company Stock Plans will terminate as of the Effective Time and the provisions in any other Company Benefit Plan or any other plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company will be terminated as of the Effective Time, and the Company will ensure that following the Effective Time no holder of a Stock Option or any participant in any Company Stock Plan or Company Benefit Plan or any other plan or arrangement will have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

     Treatment of Employee Benefits. From and after the first to occur of (1) the date upon which Parent first designates one or more directors of the Company as permitted under the Merger Agreement and (2) the date upon which the Effective Time occurs (the "Measurement Date"), the Company and the Surviving Corporation will honor in accordance with their respective terms all the Company's written employment, severance and termination agreements, plans and policies existing before the execution of the Merger Agreement that are between the Company or any of its subsidiaries and any individual director, officer or employee and which were disclosed to Parent before the date of the Merger Agreement.

     For one year from and after the Measurement Date, the Company will provide severance pay to certain employees of the Company or its Subsidiaries as of the date of the consummation of the Merger and whose employment is terminated for reasons other than:

     (1) the employee's death, total and permanent disability, or retirement under circumstances that entitle the employee to full benefits under one or another of the death and disability, retirement or pension plans or programs generally applicable to such employee;

     (2) termination for "cause" (meaning (a) willful misconduct that results in material injury to the Company or any of its subsidiaries or (b) the employee's willful and continued failure substantially to perform the employee's duties to the Company or its subsidiaries after a written demand for substantial performance has been delivered to the employee); or

     (3) the employee's voluntary termination of employment, other than a voluntary termination following (a) a relocation of such employee's work location to a location that is not within a reasonable commuting distance from the employee's current residence, or (b) the re-assignment of such employee to a position other than another position involving the performance of substantially the same duties, responsibilities and compensation as immediately before the Measurement Date.

     For a period of at least six months after the Measurement Date, Parent will, unless different terms are negotiated with the relevant union representing any such employees, cause the Surviving Corporation to provide to the Company Employees employee benefits that are, in the aggregate, no less favorable than those provided immediately before the Measurement Date to Company Employees; provided that Parent is not required to continue or replace any Company Stock Plan or Company Benefit Plan after the Measurement Date.

     For all purposes under any employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employee after the Effective Time, other than Parent's employee stock option plan, each such Company Employee will be credited with his or her years of service with the Company and its subsidiaries before the Effective Time to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plans for purposes of eligibility to participate and vesting, but in no event will such service be taken into account in determining the accrual of benefits under any New Plan, including, but not limited to, a defined benefit plan. In addition, and without limiting the generality of the foregoing:

     (1) each Company Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable benefit plan of the Company in which such employee participated immediately before the Effective Time and which plans were previously disclosed to Parent; and

     (2) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent will cause all pre-existing condition exclusions of such New Plan to be waived for such employee and his or her covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the Effective Time), and, if coverage under a Company Benefit Plan is ended on a date other than the last day of the plan year, Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such employee's participation in the corresponding New Plan begins, to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

     Before the consummation of the Offer, Company will take, or will cause to be taken, all actions required under each Company Benefit Plan to cause any employee who is not employed by an entity required to be aggregated with the Company under Section 414(b), 414(c) or 414(m) of the Code to cease participation in each Company Benefit Plan, effective as of the Effective Time.

     From and after the Measurement Date, the Company and the Surviving Corporation, as the case may be, and Parent will honor in accordance with their respective terms (as in effect on the date of the Merger Agreement), all the Company's written non-compete agreements existing before the execution of the Merger Agreement that are between the Company or any of its subsidiaries and any director, officer or employee thereof and that have been disclosed to Parent before the date of the Merger Agreement.

     The Company has entered into employment and non-compete agreements with certain of its executive officers, Henry B. Tippie, Chairman of the Board of the Company, John W. Rollins, Jr., President and Chief Executive Officer of the Company, I. Larry Brown, President and CEO of Rollins Leasing Corp., Patrick J. Bagley, Vice President -- Finance and Treasurer of the Company, Klaus M. Belohoubek, Vice President -- General Counsel and Secretary of the Company, Terry Scott, Executive Vice President of the Company, and James McCaughan, Vice President -- Administration and Treasurer of the Company. Under these agreements, the Company is obligated to make certain payments to such officers in the event of a change in control of the Company, which, as defined in these agreements, includes the consummation of the Offer and the Merger. These agreements also provide for certain fees and bonuses to be paid to these executives, as well as the payment of certain amounts and the extension of certain benefits, for periods ranging from 30 to 90 months following a change in control. To the extent that any payments to any of these executives are subject to the excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended, the Company will be required to "gross up" such payments to cover applicable taxes. The employment and non-compete agreements are further described in, and have been filed with the SEC as exhibits to, the Schedule 14D-9.

     The Merger Sub has agreed to provide to the signatories of these employment and non-compete agreements a letter of credit, insurance or other security securing the payment obligations of the Company under the Non-Compete Agreements, in each case in form and substance reasonably acceptable to the Company; provided, however, that if such security has not been provided before the consummation of the Offer, such security will be in form and substance satisfactory to each employee receiving the same.

     Composition of the Company's Board of Directors Following the Merger. The directors and officers of the Merger Sub in office immediately before the Effective Time will be the directors and officers of the Surviving Corporation after the Effective Time, and these directors and officers will serve under the bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     THE TENDER AGREEMENT. The following is a summary of the Tender Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule TO. This summary is not a complete description of the terms and conditions of the Tender Agreement and is qualified in its entirety by reference to the Tender Agreement. The following summary may not contain all of the information important to you. You may obtain a copy of the Tender Agreement as described in
Section 8 of this Offer to Purchase. Capitalized terms used in the summary and not otherwise defined below shall have the same meaning set forth in the Tender Agreement.

     Parent, the Merger Sub and the following stockholders of the Company entered into the Tender Agreement: the Estate of John W. Rollins, Sr.; Henry B. Tippie; John W. Rollins, Jr.; I. Larry Brown; Patrick J. Bagley and Klaus M. Belohoubek. Under the Tender Agreement, among other things, such stockholders agreed to tender into the Offer the Shares directly owned by them and listed on Schedule A to the Tender Agreement. An aggregate of 10,791,966 Shares, constituting 18.6% of the Shares outstanding as of January 12, 2001, are subject to the Tender Agreement. Under the Tender Agreement, each Stockholder has agreed that he will not, directly or indirectly, transfer, encumber, or grant a proxy with respect to, any Shares subject to the Tender Agreement to any person other than Parent or its designee, or enter into any other agreement or arrangement with respect to any of the foregoing, or otherwise designed to limit or transfer any rights of ownership of the Shares subject to the Tender Agreement.

     APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of the Shares who has not tendered in the Offer, voted in favor of the Merger or consented to the Merger in writing will be entitled under Section 262 of the DGCL to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of such fair value in cash, together with a fair rate of interest, if any. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, asset values and earning capacity.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Merger Consideration. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

     RULE 13e-3. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to "going private" transactions. The Merger Sub does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that financial information concerning the Company and information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders before consummation of the Merger.

     THE RIGHTS. Currently, the Rights are transferable only with the certificates for the Shares and the surrender for transfer of certificates for any Shares will also constitute the transfer of the Rights associated with the Shares represented by such certificates. The Company has amended the Rights Agreement to provide that as a result of the execution, delivery or performance of the Merger Agreement, the Tender Agreement or the consummation of the Offer or the Merger or any of the other transactions contemplated thereby, neither Parent nor the Merger Sub, nor any affiliate of Parent or the Merger Sub, will be deemed to be an Acquiring Person in connection with the transactions contemplated by the Merger Agreement.

12.   SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Merger Sub and Parent to consummate the Offer and the Merger is estimated to be approximately $783 million. The Offer is not conditioned upon any financing arrangements. The Merger Sub will obtain the necessary funds required to consummate the transaction through (1) capital contributions to Parent by Penske Truck Leasing Corporation, the general partner of Parent, and General Electric Credit Corporation of Tennessee, the limited partner of Parent and (2) an intercompany loan from GECC. GECC has signed an irrevocable commitment letter dated January 15, 2001 to supply the funds necessary to (1) pay the Common Stock Price for all outstanding Shares, (2) retire all outstanding indebtedness of the Company and its subsidiaries required to be retired to consummate the Offer and/or the Merger and (3) terminate the outstanding stock options of the Company as described in Section 11 of this Offer to Purchase under The Merger
Agreement -- Treatment of Company Stock Options.

13.   CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to the Merger Sub's obligations to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with the Merger Agreement; if:

     (1) immediately before any scheduled or extended expiration date of the
         Offer:

        (a) the Minimum Condition shall not have been satisfied; or

        (b) the applicable waiting period under the HSR Act shall not have expired or been terminated, or any similar approval by Canadian antitrust authorities shall not have been obtained (except as described in Section 11 of this Offer to Purchase under -- Certain Covenants);

     (2) any time before consummation of the Offer, any of the following conditions exists:

        (a) there shall have been any action taken, or suit or proceeding threatened or commenced, or any statute, rule, regulation, legislation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger, in each case by any domestic or foreign Federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly is seeking to:

           - prohibit, or impose any material limitations, other than limitations generally affecting the industries in which the Company and Parent and their respective subsidiaries conduct their business, on Parent's or the Merger Sub's ownership or operation (or that of any of their respective subsidiaries) of all or a material portion of the Company's and its subsidiaries' businesses or assets as a whole, or compel Parent or the Merger Sub or their respective subsidiaries to dispose of or hold separate any material portion of its Shares or of the business or assets of the Company or Parent, in each case taken as a whole;

           - prohibit, or make illegal, consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

           - cause a material delay in the ability of the Merger Sub, or render the Merger Sub unable, to accept for payment, pay for or purchase a material amount of the Shares; or

           - impose material limitations on the ability of the Merger Sub or Parent or any of their subsidiaries effectively to exercise full rights of ownership of all or a substantial number of the Shares including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders on an equal basis with all other holders of such Shares and the right to hold, transfer or dispose of such Shares;

        (b) there shall have occurred any general suspension of trading in, or limitation on prices for, securities in the NYSE (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and excluding any suspension or limitation resulting from physical damage or interference with any exchange not related to market conditions) or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the extension of credit by lending institutions (whether or not mandatory);

        (c) other than as explicitly disclosed to Parent or described in the Company SEC Reports filed before the date of the Merger Agreement, any change shall have occurred (or any development shall have occurred) after September 30, 2000 in the financial condition or results of operations of the Company or any of its subsidiaries that has had or would reasonably be expected to have a Company Material Adverse Effect;

        (d) the Company's board of directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Merger Sub (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement or the Merger, or approved or recommended another proposal or offer regarding a Takeover Proposal, or shall have resolved to do any of the foregoing;

        (e) the tangible net equity (as defined by GAAP) of the Company shall be less than U.S. $321 million (to be computed by subtracting from Total Shareholders' Equity, the Excess of Cost over Net Assets of Businesses Acquired as such asset classifications were historically reflected on the September 30, 2000 balance sheet and as evidenced by a certificate of the chief financial officer of the Company); or

        (f) the Merger Agreement shall have been terminated in accordance with its terms; or

     (3) as of the later to occur of (a) the satisfaction of the conditions set forth in clauses (1) and (2) of this Section 13 or (b) 20 days after the date of the Offer, but in no event later than any scheduled or extended expiration date of the Offer, (i) the Company shall have breached or failed to perform in any material respect any of its obligations under the Merger Agreement required to have been performed at or before such time, or (ii) the representations and warranties of the Company set forth in the Merger Agreement shall fail to be true and correct as of the date of the Merger Agreement and as of any scheduled or extended expiration date as though made on such date (or, in each case, if made as of a specified date, as of such date); provided that, subject to certain exceptions and limitations, no representation or warranty of the Company shall be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with the Company's representations or warranties, has had or would reasonably be expected to have a Company Material Adverse Effect.

     Subject to the provisions of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and the Merger Sub and may be asserted by the Merger Sub or, subject to the terms of the Merger Agreement may be waived by Parent or the Merger Sub, in whole or in part. The failure by Parent or the Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

14.   DIVIDENDS AND DISTRIBUTIONS

     The Company has paid regular quarterly dividends during at least the past two years. Under the Merger Agreement, the Company has agreed that during the term of the Merger Agreement the Company may not declare, pay or set aside any dividend or any other distribution with respect to the Shares except for normal quarterly cash dividends not in excess of $0.055 per Share declared before consummation of the Offer and declared and paid in accordance with the Company's past dividend policy, and dividends payable by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company.

15.   CERTAIN LEGAL MATTERS

     GENERAL. Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to the Company, Parent and the Merger Sub are not currently aware of any licenses or other regulatory permits which are material to the business of the Company and which would be adversely affected by the acquisition of the Shares by the Merger Sub under the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by the Merger Sub under the Offer, except as disclosed under -- Antitrust Compliance. If any such approval or other action is required, Parent, the Merger Sub and the Company currently intend to seek the required approvals or actions. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it could be obtained without substantial conditions or adverse consequences to the Company's or Parent's business, including limitations or dispositions of parts of Parent's or the Company's businesses.

     ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and waiting period requirements have been satisfied. The acquisition of the Shares by the Merger Sub is subject to these requirements. See Introduction of this Offer to Purchase as to the effect of the HSR Act on the timing of the Merger Sub's obligation to accept Shares for payment.

     Parent intends as soon as practicable to file a Notification and Report Form under the HSR Act with respect to the acquisition of the Shares under the Offer and the Merger with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the purchase of the Shares under the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Pursuant to the HSR Act, Parent expects to request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by

Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. Only one extension of such waiting period under a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4 of this Offer to Purchase.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by the Merger Sub under the Offer. At any time before or after the Merger Sub's purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares under the Offer or seeking divestiture of the Shares acquired by the Merger Sub or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances.

     The merger provisions of the Competition Act (Canada) permit the Commissioner of Competition appointed thereunder (the "Commissioner"), to apply to the Competition Tribunal (the "Tribunal") to seek relief in respect of a merger which prevents or lessens, or is likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a completed merger, ordering a dissolution of the merger or a disposition of assets or shares, and in the case of a proposed merger, prohibiting completion of the transaction.

     The Competition Act also requires parties to certain proposed mergers that exceed specified size thresholds to provide the Commissioner with prior notice of and information relating to the transaction and the parties thereto, and to await the expiration of the prescribed waiting period, prior to completing the transaction. In lieu of, or in addition to, filing a prescribed notification form, which can be either short-form or long-form, and awaiting the expiration of the prescribed waiting period, a party to a proposed merger may apply to the Commissioner for an advance ruling certificate ("ARC") or some other form of comfort letter, which may be issued by the Commissioner if he is satisfied he would not have sufficient grounds on which to apply to the Tribunal for an order under the merger provisions in respect of the transaction. Each of the parties to the Merger will be filing a short-form pre-merger notification with the Commissioner and the Merger Sub will be applying for an ARC or some other form of comfort letter, as deemed appropriate.

     There can be no assurance that a challenge to the Offer on either U.S. or Canadian antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for conditions to the Offer that could apply in the event of any such challenge.

     STATE TAKEOVER LAWS. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock in the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's board of directors has approved the Merger Agreement and the Merger Sub's acquisition of the Shares under the Offer and the Tender Agreement and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

     The Merger Sub does not believe that any state takeover laws apply to the Offer or the Merger. None of Parent or the Merger Sub has currently complied with any state takeover statute or regulation. The Merger Sub reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Merger Sub might be required to file information with, or to receive approvals from, the relevant state authorities, and the

Merger Sub might be unable to accept for payment or pay for any Shares tendered under the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Merger Sub may not be obligated to accept for payment or pay for any shares tendered under the Offer.

16.   FEES AND EXPENSES

     Georgeson Shareholder Securities Corporation is acting as Dealer Manager in connection with the Offer. Parent has agreed to pay the Dealer Manager reasonable and customary compensation for its services as Dealer Manager. Parent has also agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with the Offer, including liabilities under the Federal securities laws. At any time, the Dealer Manager and its affiliates may actively trade the Shares for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in the Shares.

     Corporate Investors Communications, Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws.

     The Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.   MISCELLANEOUS

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Merger Sub may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of the Shares in such jurisdiction.

     Neither Parent nor the Merger Sub is aware of any state where the making of the Offer is prohibited by administrative or judicial action under any valid state statute. If either Parent or the Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Merger Sub will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Merger Sub cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of the Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Merger Sub by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

     Parent and the Merger Sub have filed a Schedule TO with the SEC under Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 8 of this Offer to Purchase.

     No person has been authorized to give any information or make any representation on behalf of Parent or the Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          SUN ACQUISITION CORPORATION

January 24, 2001

                                                                      SCHEDULE A

           INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
              PENSKE TRUCK LEASING CORPORATION, PENSKE CORPORATION
                        AND SUN ACQUISITION CORPORATION

     Parent is a limited partnership and does not have any directors or executive officers. Parent is managed by and under the direction of its sole general partner, Penske Truck Leasing Corporation, subject to certain restrictions. Penske Truck Leasing Corporation is a wholly owned subsidiary of, and is controlled by, Penske Corporation. Roger S. Penske is the person ultimately in control of Parent.

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PENSKE TRUCK LEASING
CORPORATION. The following table provides the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Penske Truck Leasing Corporation. Each person listed below is a citizen of the United States of America and the business address of each such person is c/o Penske Truck Leasing Co., L.P., Route 10 -- Green Hills, P.O. Box 563, Reading, Pennsylvania 19603-0563.

                                             PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                     --------------------------------------------------
Roger S. Penske....................  Mr. Penske is the Chairman of the Boards of Directors of
                                     Penske Corporation, United Auto Group, Inc., Penske Truck
                                     Leasing Corporation and Penske Auto Centers, Inc. and is a
                                     Director of Detroit Diesel Corporation. He also serves as
                                     Vice Chairman of the Board of Directors and as a Director
                                     of International Speedway Corporation. Mr. Penske is a
                                     director of General Electric Company and Delphi Automotive
                                     Systems Corporation. He is also Chairman of the Detroit
                                     Investment Fund, a Trustee of the Henry Ford Museum and
                                     Greenfield Village and a member of The Business Council.

Walter P. Czarnecki................  Director of Penske Truck Leasing Corporation since 1988 and
                                     Executive Vice President of Penske Corporation.

Brian Hard.........................  Director of Penske Truck Leasing Corporation since 1988 and the President of Penske Truck Leasing Corporation since
                                     1994.

Frank E. Cocuzza...................  Senior Vice President -- Finance of Penske Truck Leasing
                                     Corporation since 1988.

Vincent W. Hartnett................  Senior Vice President -- Administration of Penske Truck
                                     Leasing Corporation since 1988. President of Penske
                                     Logistics since 1999.

John W. Kaisoglus..................  Senior Vice President -- Human Resources of Penske Truck
                                     Leasing Corporation since 1998. Prior to 1998, Mr.
                                     Kaisoglus was Vice President -- Compensation and
                                     Employment.

Wayne S. Angelbeck.................  Vice President and Treasurer of Penske Truck Leasing
                                     Corporation since 1988.

James A. Rosen.....................  Vice President and General Counsel of Penske Truck Leasing
                                     Corporation since 1992.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PENSKE CORPORATION. The following table provides the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Penske Corporation. Each person listed below is a citizen of the United States of America and the business address of each such person is c/o Penske Corporation, 13400 Outer Drive, West, Detroit, Michigan 48239-4001. Unless otherwise indicated, each such person has held his present occupation as set forth below, or has been an executive officer at Penske Corporation for the last five years.

                                             PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                     --------------------------------------------------
Roger S. Penske....................  Mr. Penske is the Chairman of the Boards of Directors of
                                     Penske Corporation, United Auto Group, Inc., Penske Truck
                                     Leasing Corporation and Penske Auto Centers, Inc. and is a
                                     Director of Detroit Diesel Corporation. He also serves as
                                     Vice Chairman of the Board of Directors and as a Director
                                     of International Speedway Corporation. Mr. Penske is a
                                     director of General Electric Company and Delphi Automotive
                                     Systems Corporation. He is also Chairman of the Detroit
                                     Investment Fund, a Trustee of the Henry Ford Museum and
                                     Greenfield Village and a member of The Business Council.

Roger E. Birk......................  Member of the Board of Directors of Penske Corporation. Mr.
                                     Birk is the retired President, and currently a member of
                                     the Board of Directors, of Federal National Mortgage
                                     Association, and the retired Chairman, Merrill Lynch,
                                     Pierce, Fenner & Smith, Inc. Mr. Birk is a member of the
                                     Board of Directors of Wellpoint Health Network, Inc.

Walter P. Czarnecki................  Executive Vice President and member of the Board of
                                     Directors of Penske Corporation. Mr. Czarnecki is also a
                                     member of the Board of Directors of International Speedway
                                     Corporation.

John E. Doddridge..................  Member of the Board of Directors of Penske Corporation. Mr.
                                     Doddridge is also Chairman and Chief Executive Officer of
                                     Intermet Corporation.

James A. Hislop....................  Member of the Board of Directors of Penske Corporation
                                     since 1997. Mr. Hislop has been President and Chief
                                     Executive Officer of Penske Capital Partners, LLC since
                                     1997. Prior to 1997, he was a Managing Director of Merrill
                                     Lynch, Pierce, Fenner & Smith, Inc. Mr. Hislop is also a
                                     member of the Board of Directors of United Auto Group, Inc.

Gregory W. Penske..................  Member of the Board of Directors of Penske Corporation. Mr.
                                     Penske is also President of Penske Automotive Group, Inc.
                                     Mr. Penske is also a member of the Boards of Directors of
                                     International Speedway Corporation and Alltel Corporation.

Roger S. Penske, Jr. ..............  Member of the Board of Directors of Penske Corporation. Mr.
                                     Penske is also President of P.T. Automotive, Inc. and
                                     President, Mid-Atlantic Region of United Auto Group, Inc.
                                     Prior to 1999, Mr. Penske was President of Penske Auto
                                     Centers, Inc.

                                             PRESENT PRINCIPAL OCCUPATION OF EMPLOYMENT;
NAME                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                     --------------------------------------------------
Richard J. Peters..................  President and member of the Board of Directors of Penske
                                     Corporation since 1999. From 1997 to 1999, Mr. Peters was
                                     President of R.J. Peters & Co. Prior to 1997, Mr. Peters
                                     was Executive Vice President and member of the Board of
                                     Directors of Penske Corporation. Mr. Peters is also a
                                     member of the Boards of Directors of United Auto Group,
                                     Inc. and Captec Net Lease Realty, Inc.

Patrick G. Ryan, Jr. ..............  Vice President and member of the Board of Directors of
                                     Penske Corporation, and President of Ryan Enterprises
                                     Corporation.

R. Jamison Williams, Jr. ..........  Member of the Board of Directors of Penske Corporation. Mr.
                                     Williams is also an attorney and Senior Partner with
                                     Williams, Williams, Ruby & Plunkett, Birmingham, Michigan.

Lawrence N. Bluth..................  Executive Vice President and General Counsel of Penske
                                     Corporation.

J. Patrick Conroy..................  Senior Vice President-Finance of Penske Corporation since
                                     2000. Prior to 2000, Mr. Conroy was Senior Vice
                                     President -- Corporate Finance of Penske Corporation. From
                                     1997 to 1999, Mr. Conroy was Senior Vice
                                     President-Investment Banking of McDonald & Company
                                     Securities; from 1995 to 1997, Mr. Conroy was Vice
                                     President-Investment Banking of McDonald & Company
                                     Securities.

Paul F. Walters....................  Executive Vice President-Administration of Penske
                                     Corporation.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF SUN ACQUISITION CORPORATION. The following table provides the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Sun Acquisition Corporation. Each person listed below is a citizen of the United States of America and the business address of each person is c/o Penske Truck Leasing Co., L.P., Route 10 -- Green Hills, P.O. Box 563, Reading, Pennsylvania 19603-0563.

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH SUN ACQUISITION CORPORATION;
NAME                                           OTHER MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                 ----------------------------------------------------------------------------
Brian Hard.........................  President and member of the board of directors of Sun Acquisition
                                     Corporation since inception. Director of Penske Truck Leasing Corporation since 1988 and the President of Penske Truck Leasing Corporation since 1994.

Frank E. Cocuzza...................  Senior Vice President -- Finance and member of the board of directors of Sun
                                     Acquisition Corporation since inception. Senior Vice President -- Finance of
                                     Penske Truck Leasing Corporation since 1988.

Vincent W. Hartnett................  Senior Vice President -- Administration of Sun Acquisition Corporation since inception. Senior Vice President -- Administration of Penske Truck Leasing
                                     Corporation since 1988. President of Penske Logistics, Inc. since 1999.

                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH SUN ACQUISITION CORPORATION;
NAME                                           OTHER MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                 ----------------------------------------------------------------------------
Wayne S. Angelbeck.................  Vice President and Treasurer of Sun Acquisition Corporation since inception.
                                     Vice President and Treasurer of Penske Truck Leasing Corporation since 1988.

James A. Rosen.....................  Vice President and General Counsel of Sun Acquisition Corporation since inception. Vice President and General Counsel of Penske Truck Leasing
                                     Corporation since 1992.

Michael A. Duff....................  Vice President, Secretary and member of the board of directors of Sun
                                     Acquisition Corporation since inception. Assistant Secretary of Penske Truck
                                     Leasing Corporation since 1991 and the Assistant General Counsel of Penske
                                     Truck Leasing Corporation since 1994, except for a three month period in
                                     1999 when Mr. Duff served as Executive Vice President and General Counsel of
                                     United Auto Group, Inc.

David J. Battisti..................  Assistant Secretary of Sun Acquisition Corporation since inception. Counsel of Penske Truck Leasing Corporation since 1996 and Assistant Secretary of
                                     Penske Truck Leasing Corporation since 1998.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:
                             BANKERS TRUST COMPANY

           By Mail:                        By Hand:              By Overnight Mail or Courier:
  BT Services Tennessee, Inc.        Bankers Trust Company        BT Services Tennessee, Inc.
      Reorganization Unit          Corporate Trust & Agency        Corporate Trust & Agency
        P.O. Box 292737                    Services                        Services
   Nashville, TN 37229-2737        Receipt & Delivery Window          Reorganization Unit
                                  123 Washington Street, 1st        648 Grassmare Park Road
                                             Floor                    Nashville,TN 37211
                                      New York, NY 10006             Confirm by Telephone
                                                                        (615) 835-3572

                          By Facsimile Transmissions:
                        (for Eligible Institutions only)

                                 (615) 835-3701

                                For Information:

                                 (800) 735-7777

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender Shares so registered.

                    The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
              111 Commerce Road, Carlstadt, New Jersey 07072-2586
                 Banks and Brokers call collect (201) 896-1900
                    All others call Toll Free (800) 809-5941

                      The Dealer Manager for the Offer is:

                          [GEORGESON SHAREHOLDER LOGO]
                         17 STATE STREET, 10(TH) FLOOR
                               NEW YORK, NY 10004
                         (212) 440-9800 (CALL COLLECT)
                                       OR
                         CALL TOLL FREE (800) 445-1790